Exhibit 99.5

Consent of Prospective Director

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, in connection with the Registration Statement on Form S-4 (“Registration Statement”) of Snyder’s-Lance, Inc. (“Snyder’s-Lance”) relating to the transactions contemplated by the Agreement and Plan of Merger and Reorganization (“Merger Agreement”), dated October 27, 2015, by and among Snyder’s-Lance, Diamond Foods, Inc., Shark Acquisition Sub I, Inc., a wholly-owned subsidiary of Snyder’s-Lance, and Shark Acquisition Sub II, LLC, also a wholly-owned subsidiary of Snyder’s-Lance, the undersigned hereby consents to being named in the Registration Statement and all amendments thereto as a person who is to become a director of Snyder’s-Lance upon completion of the mergers contemplated by the Merger Agreement, and to the filing of this consent as an exhibit to the Registration Statement.

/s/ Brian J. Driscoll
Name: Brian J. Driscoll

December 22, 2015